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Exhibit 99.1

FOR IMMEDIATE RELEASE	Approved by:	Olga L. Conley Chief Financial Officer (617) 376-4300 URL: http://www.jjill.com
	Investor Relations:	Chad Jacobs Integrated Corporate Relations, Inc. (203) 222-9013

THE J. JILL GROUP COMMENTS ON EXPECTED THIRD QUARTER RESULTS
~ The Company Expects Sales to Range from $80.0 to $83.0 Million and a Loss of $0.13 to $0.15 per Share~

Quincy, MA, September 18, 2003—The J. Jill Group, Inc. (Nasdaq: JILL) today announced that it currently expects to report third quarter net sales in the range of $80.0 to $83.0 million, compared to $80.0 million for the same period last year. The Company also expects to incur a loss in the third quarter of $0.13 to $0.15 per share, versus income of $0.18 per diluted share a year ago. The J. Jill Group plans to report actual third quarter results on or about October 23, 2003.

Gordon R. Cooke, President and Chief Executive Officer, commented, "The current tone of business is very challenging across all three of our distribution channels. The transition over the past few years in migrating from a single-channel market-sourced retailer to a multi-channel vertically-integrated private label retailer has proven to be much more complicated than we anticipated. Among other things, it appears that our catalog customers in areas where we have retail stores are migrating to our retail channel to a greater extent than originally expected, causing a significant erosion in recent catalog productivity. In addition, it is becoming clear that our current merchandise offerings are not sufficiently capturing the attention of our customers. To address these problems we will continue to invest in and upgrade our resources in design, product management, sourcing, product integrity and merchandising. We are also in the process of reorganizing our entire product area. Patty Lee, President of Merchandising and Product Development, will now focus exclusively on design and brand integrity and has relinquished all of her other responsibilities. Patty, Steve Pearson, SVP of Sourcing and Product Integrity, Peter Clinch, SVP of Inventory Management and Bryson Hopkins, VP of Merchandising will now all report directly to me."

"Over the past few years we have grown our business and expanded our presence across the country. We continue to believe that the J. Jill brand remains relevant with our core customer and occupies a unique position in the marketplace. However, now that our retail operation has grown to be a significant part of our business, we need to address the additional complexities arising from a full-scale vertically integrated operation in three distinct distribution channels. Successfully doing so will take investments of time and resources but is key to our continued growth and evolution into a premier national lifestyle brand," concluded Mr. Cooke.

The Company is not now in a position to affirm its financial targets for the fourth quarter of 2003 and accordingly disavows its previously issued financial targets for the quarter.

The revised sales and earnings figures contained in this release are not guarantees of actual performance. Historically, J. Jill's performance has deviated, often materially, from its targets. These statements do not include the potential of any business risks, opportunities or developments that may occur after September 18, 2003. J. Jill does not expect to report further on its progress during the quarter, or to comment on it to analysts or investors, until after the quarter has ended.

The J. Jill Group is a multi-channel specialty retailer of high quality women's apparel, accessories and footwear. The Company currently markets its products through catalogs, retail stores and an e-commerce website. J. Jill is designed to appeal to active, affluent women age 35 and older.

This press release contains certain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause the results of The J. Jill Group to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the following: the continued success or possible future failure of the retail store initiative; the ability of J. Jill to effectively manage its operations and growth in a multiple distribution channel environment; significant changes in customer acceptance of J. Jill's product offerings; changes in competition in the apparel industry; changes in consumer spending, fashion trends and consumer preferences; changes in, or the failure to comply with, federal and state tax and other government regulations; the customary risks of purchasing merchandise abroad, including longer lead times, higher initial purchase commitments and foreign currency fluctuations; timely receipts of inventory from vendors; possible future increases in expenses and labor and employee benefit costs; the ability of J. Jill to attract and retain qualified personnel; business abilities and judgment of management; the existence or absence of brand awareness; the existence or absence of publicity, advertising and promotional efforts; the success or failure of operating initiatives; the mix of J. Jill's sales between full price and liquidation merchandise; general political, economic and business conditions and other factors, including those detailed from time to time in J. Jill's SEC reports, including its Annual Report on Form 10-K filed on March 28, 2003. J. Jill disclaims any intent or obligation to update these forward-looking statements.

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THE J. JILL GROUP COMMENTS ON EXPECTED THIRD QUARTER RESULTS ~ The Company Expects Sales to Range from $80.0 to $83.0 Million and a Loss of $0.13 to $0.15 per Share~